Exhibit 10(f)

July 27, 2006

Mark Black

1057 Old Thomasville Road

Winston-Salem, NC 27107

Dear Mark:

I am pleased to confirm our offer to you of the position of Vice President, Acuity Business System. This letter confirms the details of our offer.

EFFECTIVE DATE

You will assume the duties of your new position on August 1, 2006, or such other date as the parties may mutually agree (the “Effective Date”).

DUTIES

You will be employed by Acuity Brands on a full-time basis as the Vice President, Acuity Business System and will report to the Chairman, President, and Chief Executive Officer of Acuity Brands. In that capacity, you will perform such duties and responsibilities as are reasonably assigned to you, including those described on Exhibit “A” attached hereto.

COMPENSATION

Base Salary

Your starting base salary will be $25,000.00 per month, paid on a monthly basis in arrears and based on an annual salary of $300,000. Your salary will be reviewed annually beginning October 2007.

Signing Bonus

You will receive a signing bonus of $100,000. In connection with the signing bonus, you will be responsible for any and all relocation expenses, including temporary housing and travel to and from Atlanta, Georgia, and your current residence. Should you voluntarily terminate your employment with Acuity Brands within two years of the Effective Date, you will be required to repay the signing bonus on a pro rata, after tax basis, assuming a combined federal and state tax rate of 40%.

Annual Incentive Plan

You will participate in the Acuity Brands, Inc. Management Compensation and Incentive Plan, with an annual bonus opportunity of 50% of salary at target performance and a maximum opportunity of 100% of salary.

Long-Term Incentive Plan

You will participate in the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”). Under the terms of the Plan you will have the opportunity for awards calculated as a percentage of your base salary (determined by your position commensurate with benefits for vice presidents of the Corporation), by the performance of Acuity Brands, and by your contribution to that performance. Your base salary multiplied by your then current tier % will be used as the starting point for any annual award that may be granted beginning in fiscal year 2008, adjusted for the performance of Acuity Brands for the fiscal year ended August 31, 2007 and your individual performance during the year.

You will receive a one-time initial award under the Plan of 20,000 time-vesting restricted shares, which will vest in four equal annual installments beginning one year from the Effective Date.

You will be subject to the share ownership guidelines and share retention requirements applicable to other vice presidents of Acuity Brands.

Retirement Plans

You will be eligible to participate in the Acuity Brands, Inc. 401(k) Plan, which currently includes a company match of 60% of deferrals up to 6% of salary, subject to applicable federal limitations.

Deferred Compensation Plan

You will be eligible to participate in the Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “SDSP” or “Plan”) under the standard provisions of the Plan or such subsequent deferred compensation plan that may be adopted to comply with §409A of the Internal Revenue Code. Under the current provisions of the SDSP, you may defer up to 50% of your annual cash compensation (base salary and bonus), which earns interest at the prime rate.

Medical, Life Insurance, and Other Employee Benefits

You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available to employees of Acuity Brands, which include:

Medical

Prescription Drug Plan

Life Insurance

Short-Term Disability

Long-Term Disability

Flex Benefit Program

Voluntary Dental Program

Voluntary EyeMed Program

Vacation

You will be entitled to four (4) weeks vacation per fiscal year.

Employment at Will/Severance Payments/Change in Control

Your employment will be at will and may be terminated by either Acuity Brands, Inc. or by you at any time for any reason, with or without notice. Except in the event of a termination in connection with a Change in Control of Acuity Brands, Inc. (as defined in the Change in Control Agreement that will cover you), you will be covered by a Severance Agreement which provides you a severance benefit in the event your employment in this position is terminated for any reason other than voluntary termination (including early or normal retirement), termination upon death or Disability, or termination by Acuity Brands for Cause. The terms Cause and Disability used in this paragraph will be defined in the Severance Agreement.

With respect to Change in Control situations, you will be covered by a Change in Control Agreement with the same provisions as are generally applicable to other vice presidents of Acuity Brands. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Change in Control Agreement, you will receive the greater of the payments and benefits provided under the Change in Control Agreement or the severance payment described above.

Other

The base salary, annual incentive, long-term incentive, nonqualified retirement benefits, and any severance payment will be structured to provide the tax deductibility to Acuity Brands, Inc. of the payments and benefits under the Internal Revenue Code of 1986, as amended.

This letter outlines your employment relationship with Acuity Brands; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience. We look forward to your joining Acuity Brands and to a long and mutually satisfactory relationship.

Sincerely,

/s/ Vernon J. Nagel
Vernon J. Nagel Chairman, President, and
Chief Executive Officer

ACCEPTED AND AGREED TO THIS
31st DAY OF JULY, 2006.

/s/ Mark Black
Mark Black